As filed with the Securities and Exchange Commission on April 1, 1997
                                                      Registration No. 33-38807


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                ________________
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                       REGISTRATION STATEMENT ON FORM S-3
                                       OF
                       CONNECTICUT NATURAL GAS CORPORATION
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________
                               CTG RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

                  CONNECTICUT                           06-1466463
        (STATE OR OTHER JURISDICTION OF              (I.R.S. Employer
        INCORPORATION OR ORGANIZATION)            Identification Number)

                             100 COLUMBUS BOULEVARD
                           HARTFORD, CONNECTICUT 06103
                                 (860) 727-3000
                        (ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ________________
                                 JAMES P. BOLDUC
    Executive Vice President - Financial Services and Chief Financial Officer
                               CTG RESOURCES, INC.
                             100 COLUMBUS BOULEVARD
                           HARTFORD, CONNECTICUT 06103
                                 (860) 727-3000
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ________________
                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                                DWIGHT A. JOHNSON
                              RICHARD S. SMITH, JR.
                       MURTHA, CULLINA, RICHTER AND PINNEY
                         CITYPLACE I, 185 ASYLUM STREET
                        HARTFORD, CONNECTICUT  06103-0197
                                 (860) 240-6000
                                ________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
   Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]



        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []



                               CTG RESOURCES, INC.

                            DIVIDEND REINVESTMENT PLAN

        The Dividend Reinvestment Plan (the "Plan") of CTG Resources, Inc. (the "Company" or "CTG Resources") provides holders of record of the Company's common stock (the "common stock") and of the preferred stock of its subsidiary, Connecticut Natural Gas Corporation ("CNG"), with a convenient and economical method of investing cash dividends in shares of the Company's common stock, without payment of any brokerage commission or service charge. While holders of record of all classes of the Company's common and CNG's preferred stock may participate, the Plan provides for the purchase of the Company's common stock only.

        * DIVIDEND REINVESTMENT PROGRAM. Holders of record of the Company's common stock and CNG's preferred stock may elect to have some or all of the cash dividends paid on their shares reinvested in shares of the Company's common stock.

        * OPTIONAL STOCK PURCHASE PROGRAM. Record holders of the Company's common stock and CNG's preferred stock who participate in the Plan may also voluntarily contribute cash for the purchase of shares of the Company's common stock. No commission or other fee is charged in connection with such purchases. The maximum amount which may be contributed in each calendar quarter is $5,000 and the minimum amount is $25.

        * SAFEKEEPING PROGRAM. All shares acquired through the Plan shall, and any or all other shares owned by record holders can (but are not required to), be deposited with the Company's transfer agent, Chase Manhattan Bank (the "Agent"), for safekeeping, whether or not dividends on the shares are reinvested.

        This Prospectus relates to the shares of the Company's common stock being registered for sale under the Plan. Such shares may be authorized but unissued shares or shares purchased in the open market.

        Shares of the Company's common stock may be acquired by Plan participants through the reinvestment of cash dividends and through optional purchases. The price of any shares purchased directly from the Company will be the average of the high and low market prices on the dividend payment date (the "Fair Market Value"). The price of any shares purchased on the open market by the Agent will be determined by the weighted average of the actual price paid to acquire the shares (the "Current Market Value").

        The proceeds from the sale of any and all shares of common stock sold pursuant to the Plan will be used for general corporate purposes. These purposes include the continuing requirements of both the Company's regulated and non-regulated operations for equity capital. The Company cannot estimate with certainty either the number of shares which will be sold pursuant to the Plan or the prices at which such shares will be sold.



                        ________________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     _______________________________________

                  The date of this Prospectus is April 1, 1997.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OF SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              AVAILABLE INFORMATION

        CTG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Information, as of particular dates, concerning directors and officers, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC. Such reports, proxy statements and other information may be inspected and copied at public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, 26 Federal Plaza, New York, New York 10048. Such material is also available for inspection or downloading from the SEC's EDGAR database accessible through the SEC's Internet World Wide Web Site at Web address http:\\www.sec.gov. The SEC's EDGAR Database can also be accessed through the Company's Internet World Wide Web Home Page at Web address http:\\www.ctgcorp.com. The Company's common stock is listed on the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005 and reports, proxy statements and other information concerning CTG may be inspected at the offices of such Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are incorporated in this Prospectus by reference and shall be deemed to be a part hereof;

             (a) CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

             (b) CNG's Quarterly Reports on Form 10-Q filed since its latest Annual Report on Form 10-K.

             (c) The "Description of Registrant's Securities to be Registered" contained in Item 4 of the Registration Statement on Form 8-B of CTG relating to the Common Stock.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        CTG hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Office of the Secretary, CTG Resources, Inc., 100 Columbus Boulevard, Hartford, Connecticut 06144-1500; telephone number: (860) 727-3203. Such material is also available for inspection or downloading from the SEC's EDGAR Database, accessible through the SEC's Internet World Wide Web Site at Web address http://www.sec.gov. The SEC's EDGAR Database can also be accessed through the Company's Internet World Wide Web Home Page at Web address http://www.ctgcorp.com.

                          THE COMPANY AND ITS BUSINESS

        The Company was incorporated under the laws of the State of Connecticut on October 31, 1996, and remained an inactive subsidiary of CNG until the close of business on March 31, 1997. At that time, pursuant to an Agreement and Plan of Exchange between the Company and CNG, the Company became the parent company of CNG (the "Exchange"). As part of the Exchange, the outstanding common stock of CNG was automatically exchanged on a share-for-share basis for the common stock of CTG Resources. At the same time, the Plan replaced CNG's existing dividend reinvestment plan (the "CNG DRIP").

        CNG, which is the Company's principal subsidiary, is a regulated public utility headquartered in Hartford, Connecticut. CNG was incorporated as The Hartford City Gas Light Company by special act of the Connecticut General Assembly in 1848. It is engaged primarily in the distribution and sale of natural gas at retail in Hartford and 20 other cities and towns in central Connecticut and in Greenwich, Connecticut. Over the last three years, revenues from CNG's regulated operations have represented on average 92% of consolidated revenues of CNG and its affiliated companies. CNG's operations are subject to the jurisdiction of the Department of Public Utility Control of the State of Connecticut (the "DPUC"), which has the authority to regulate CNG's franchises, rates, issuance of securities, and other matters.

        The Company conducts non-regulated operations through The Energy Network, Inc. ("TEN"), which currently is a wholly-owned subsidiary of CNG, and TEN's subsidiaries. It is anticipated that prior to the end of the Company's 1997 fiscal year ending September 30, 1997, TEN's common stock will be transferred by CNG to the Company, thereby making TEN a wholly-owned subsidiary of the Company. TEN and its subsidiary, The Hartford Steam Company, primarily own and operate district heating and cooling systems in Hartford, serving commercial, industrial and institutional customers. A second subsidiary of TEN, ENServe Corporation, offers energy management services to residential, commercial and industrial customers throughout Connecticut. ENI Gas Services, Inc., which is also a subsidiary of TEN, owns a 33-1/3% interest in the KBC Energy Services of New England ("KBC") partnership. KBC markets natural gas supplies and energy management related services primarily to commercial and industrial end-users in the Northeast. TEN Transmission Company, which is also a subsidiary of TEN, owns a 4.87% share of the Iroquois Gas Transmission System Partnership, which owns and operates a natural gas pipeline to deliver Canadian natural gas into New York State and Southern New England.

        The Company's headquarters are located in its Operating and Administrative Center, 100 Columbus Boulevard, Hartford, Connecticut 06103; telephone number (860) 727-3000.

                         GENERAL DESCRIPTION OF THE PLAN

   PURPOSE

        The Plan is offered as a convenience to owners of the Company's common stock and of CNG's preferred stock who may wish to acquire shares of the Company's common stock, either by systematically reinvesting some or all of their cash dividends, or by making cash payments, all without payment of any brokerage commission, service charge, or other expense. The Plan is the successor to the CNG DRIP that CNG made available to its shareholders.

        As a service to participants in the Plan who own the Company's common stock or CNG's preferred stock, the Company offers those shareholders the opportunity to deposit their Company stock with the Agent for safekeeping. Shareholders who use this service can avoid the inconvenience of maintaining a safe deposit box or other location to hold their share certificates.

        All current participants in the CNG DRIP will automatically be enrolled in the Plan without further action on their part. The Company has obtained the approval of the Connecticut Department of Public Utility Control for the distribution pursuant to the Plan. The number of shares registered and offered for sale by this Prospectus are subject to adjustment as determined by the Board of Directors of the Company in the event of stock splits, stock dividends and other transactions that may effect a recapitalization of the Company.

        The Company reserves the right to amend, suspend or terminate the Plan and the other services offered hereby, in whole or in part, at any time. However, it is the Company's intention to continue to offer the Plan and such other services as a convenience to its shareholders indefinitely into the future. In the event that the Company should modify, suspend, or terminate the Plan or such services, notice of such action will be mailed to all participants.

   ADVANTAGES TO PARTICIPANTS

        * Participants may reinvest all or a portion of their cash dividends in the Company's common stock without payment of any brokerage commission or service charge;

        * Participants may enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to their account;

        * Participants take advantage of dollar cost averaging through regular and consistent common stock purchases to produce long range benefits;

        * The Plan offers a "safekeeping" service for stock certificates whereby participants may deposit their stock certificates with the Agent and have their ownership of such stock maintained on the Agent's records as part of their Plan account;

        * Participants receive a statement of account at each calendar quarter, simplifying personal record keeping;

        * These services are provided on behalf of the Company by the Agent. The Agent's fees and other expenses incurred in providing these services will be paid by the Company, except that participants will be required to pay brokerage commissions with respect to any shares sold by the Agent on behalf of participants.

        All holders of record of shares of CTG Resources common stock and CNG preferred stock may participate in the dividend reinvestment program or the safekeeping program, or in both.  Shareholders enrolled in either program may make additional, optional purchases of CTG Resources common stock under the Plan.  Any shareholder whose shares are held in a name other than his or her own, such as the name of a broker, bank nominee or the like, must first



   have the shares registered in his or her own name in order to take advantage of these services.

                          DIVIDEND REINVESTMENT PROGRAM

    PROCEDURE FOR PARTICIPATION

        If you wish to participate in the dividend reinvestment program of the Plan and were not a participant in the dividend reinvestment program of the CNG DRIP, you should sign and return to the Agent an enrollment authorization card (enclosed with this Prospectus) indicating thereon your intention to have the dividends payable on all or a portion of your shares reinvested. (If you were a participant in the dividend reinvestment program of the CNG DRIP, you will automatically be continued in the reinvestment program of the Plan without sending in a new authorization card.) The specific number of shares as to which dividends are to be reinvested, if fewer than all shares, must be indicated on the card. In order to participate in the program with respect to a future dividend, an enrollment authorization card must be received by the Agent no later than the record date for such dividend. An enrollment authorization card and postage prepaid envelope have been provided with this Prospectus.

   SOURCE OF SHARES; TIMING OF PURCHASES

        The Company reserves the right to purchase shares for the Plan directly from the Company (authorized but unissued shares), on the open market, or by a combination of the foregoing. The Company will instruct the Agent with respect to each dividend payment whether to purchase shares for the Plan on the open market or directly from the Company. If the shares are purchased directly from the Company, the per share purchase price will be the Fair Market Value. If the shares are purchased on the open market, the per share price will be the Current Market Value.

        If the shares are being purchased on the open market, the Agent may, in its sole and absolute discretion, begin purchasing shares no earlier than five business days prior to the dividend payment date and complete purchasing shares no later than thirty (30) days after such date, except where beginning such purchases at an earlier time is permissible or where completing such purchases at a later time is necessary or advisable under applicable federal securities laws and regulations. Neither the Company nor any participant shall have any authority or power to direct the time or price at which shares maybe purchased or the selection of the broker or dealer through whom such purchases are to be made. If the shares are being purchased directly from the Company, the shares will be purchased as of the dividend payment date.

   INVESTMENT OF FUNDS

        The Agent will credit the dividends which are to be reinvested to the account of each participant in the form of shares of the Company's common stock. Credit will be given for fractional shares. All dividends earned on the full and fractional shares acquired for the participant under the program will be similarly reinvested. The number of shares purchased with reinvested dividends will depend on whether the shares are purchased directly from the Company or on the open market. If the shares are purchased directly from the Company, the number of shares purchased will be determined by dividing the total amount of the dividend to be reinvested by the Fair Market Value on the dividend payment date. If the shares are purchased on the open market, the number of shares purchased will be determined by dividing the total amount of the dividend to be reinvested by the Current Market Value.

   TERMINATION OF PARTICIPATION IN THE DIVIDEND REINVESTMENT PROGRAM

        Participants may terminate their participation in the dividend reinvestment program by so informing the Agent in writing. Written notification of such termination must be received by the Agent at least five
   (5) days prior to the record date for such dividend. Unless otherwise directed, the Agent will continue to hold the participant's shares under the safekeeping program.

                         OPTIONAL STOCK PURCHASE PROGRAM

   OPTIONAL CASH PAYMENTS

        Each participant in the Plan may make optional cash payments. Optional cash payments by a participant must be at least $25.00 for any single payment. Optional cash payments by a participant must not exceed $5,000.00 in the aggregate per calendar quarter. Optional cash payments will be invested in additional shares of the Company's common stock for the account of the contributing participant. These optional cash payments may be made regularly or from time to time and in varying amounts within the prescribed limits.

   SOURCE OF SHARES; TIMING OF PURCHASES

        On the last Friday of each month or the next business day if such Friday is not a business day (the "Investment Date"), the Agent will make share purchases based on optional cash payments received during such month and prior to such Investment Date. The shares will be purchased directly from the Company or on the open market, as directed by the Company. If the shares are purchased directly from the Company, the per share purchase price will be the Fair Market Value. If the shares are purchased on the open market by the Agent, the price will be the Current Market Value. However, the Agent reserves the right to defer to the next month or the dividend payment date the investment of optional cash payments to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. No interest will be paid with respect to optional cash payments received by the Agent pending the investment of such optional cash payments in shares of common stock.

                               SAFEKEEPING PROGRAM

        Shareholders may deposit their share certificates with the Agent for safekeeping, whether for the Company's common stock or for CNG's preferred stock. Shareholders who use this service can avoid the inconvenience of maintaining a safe deposit box or other location to hold their share certificates.

   PROCEDURE FOR PARTICIPATION

        All eligible shareholders who wish to avail themselves of the safekeeping program for their shares should mail their certificates to Chase Bank, c/o ChaseMellon Shareholder Services, P.O. Box 750, Pittsburgh, PA 15230-9625. Certificates should be sent by registered mail and should be accompanied by written instructions specifying (i) that the shares are furnished for safekeeping and (ii) that dividends are to be either reinvested pursuant to the Plan or paid directly to the shareholder. A convenient authorization card accompanies this Prospectus for this purpose.

   TERMINATION OF PARTICIPATION IN THE PROGRAM

        Participating shareholders may terminate their participation in the safekeeping program without charge at any time by requesting in writing that a certificate be issued for all of the shares held by the Agent. Upon termination, the Agent will forward a certificate representing the full shares of stock in the participant's account and the cash equivalent of any fractional shares credited to such account. The cash equivalent of any fractional shares will be calculated on the basis of the average of the high and low market prices of the Company's common stock on the New York Stock Exchange on the date of receipt of such notice by the Agent.

                             ADDITIONAL INFORMATION

   HANDLING OF ACCOUNTS

        The Agent will maintain a separate account for each shareholder participating in the Plan. Common stock purchased under the Plan or delivered to the Agent for safekeeping will be registered in the name of the Agent's nominee as agent for the participant until the distribution or transfer of the shares at each participant's request. The Agent will issue to a participating shareholder upon written request at any time a certificate representing all full shares being held for the shareholder pursuant to the Plan. No certificates will be issued to a participant unless requested in writing or until the participant's account is terminated. No certificates will be issued for fractional shares.

        Any stock dividends or stock splits with respect to the Company's common stock associated with the shares held for a participant in his or her account will be credited to the participant's account and treated in the same manner as other shares held in his or her account. In the event that any rights to purchase additional shares of the Company's common stock or other securities are received by the Agent with respect to shares held in participants' accounts, the Agent will distribute such rights as soon as practicable. In making purchases, the Agent may intermingle a participant's funds with those of other participants.

   STATEMENTS OF ACCOUNTS

        The Agent will confirm by detailed statement all reinvested dividend shares and all purchases of shares based on optional cash payments as soon as practicable after such purchases are made. The Agent will also confirm by detailed statement the receipt of any shares which are delivered for safekeeping. In addition, the Agent will furnish a statement following each dividend payment verifying the number of shares held in custody. Statements mailed to participants will include information concerning share balance, dividend rate, total dividends credited, full and fractional shares credited and total shares in the account. In addition, the Agent each year will provide each participant with a tax statement that will indicate the total cash dividends reinvested pursuant to the Plan for the participant's account and other relevant tax information. Each participant is responsible for retaining these statements in order to establish the cost basis of the shares purchased under the Plan for tax purposes.

        Each participant will also receive the same communications that are sent to all registered holders of shares of the Company's common stock and CNG's preferred stock, including the Company's quarterly and annual report to shareholders.

        All notices, statements and reports from the Agent to a participant will be addressed to the participant at the last known address of the participant on file with the Agent. Therefore, participants must promptly notify the Agent of any change of address. The failure to do so for an extended period of time may result in the escheatment of the participant's account to the state of the last known address of the participant, in accordance with applicable state laws.


   COST TO PARTICIPANTS

        The full cost of administering the Plan will be borne by the Company. The Company also pays the brokerage fees and other expenses associated with the purchase of any shares on the open market. There are no brokerage fees for shares purchased directly from the Company. Participants are required to pay the brokerage fees and handling charges on the sale of any shares sold through the Plan at the participants' request.


   SALE OF STOCK

        The Agent will sell such full shares and deliver the proceeds, less brokerage commissions, plus the cash equivalent of any fractional shares credited to such account, to any participant requesting such a sale in writing. If a participant disposes of all common stock of the Company and preferred stock of CNG registered in his or her name, the Agent will attempt to determine from the participant the disposition the participant wishes to make of the shares in his or her account under the Plan. Should the Agent be unable to obtain instructions regarding the disposition of such account, it may, in its discretion, continue to hold shares in the participant's account and reinvest dividends paid on such shares until it is otherwise notified.

                        FEDERAL INCOME TAX CONSIDERATIONS

   TAXABLE INCOME AND TAX BASIS

        For federal income tax purposes, cash distributable to a participant on each dividend payment date that is applied to the purchase of shares of the Company's common stock, rather than actually distributed to the participant, is treated as a distribution in an amount equal to the Fair Market Value of the shares on the dividend payment date when the shares are purchased from the Company, and a distribution in an amount equal to the sum of the Current Market Value of the stock purchased by the Agent and the participant's allocable share of any brokerage commissions paid by the Company when the shares are purchased on the open market. The amount of such distribution is a taxable dividend to the participant to the extent of the participant's ratable share of the Company's accumulated and current earnings and profits.

        In the opinion of the Company, the amount of the distribution is not increased as a result of the Company's payment of administrative fees or expenses of the Plan. Should the Internal Revenue Service determine that the Company's payment of such administrative expenses increases the amount of the distribution, it is the Company's belief that the amount thereby includable in income is deductible by participants, but individual participants who itemize deductions have to take such expenses into account subject to the limitations applicable to so-called miscellaneous itemized deductions.

        The tax basis of shares of common stock purchased directly from the Company is equal to the Fair Market Value of the shares on the relevant dividend payment date. The tax basis of shares purchased on the open market is equal to the sum of the Current Market Value of the shares purchased by the Agent and the participant's allocable share of any brokerage commissions paid by the Company. The tax basis of shares purchased directly from the Company with optional cash payments is equal to the amount of such cash payment. The tax basis of any shares acquired through the Plan may be adjusted as a result of subsequent events, such as distributions that constitute a return of capital, stock splits and stock dividends.

        Participants in the Plan do not realize taxable income upon receiving certificates for whole shares of common stock credited to their accounts, either upon their request for such certificates or their withdrawal from or termination of their participation in the Plan. Participants do, however, recognize gain or loss (which, for most participants, will be capital gain or loss) when shares acquired under the Plan are sold or exchanged, either by the Agent at the request of participants or by the participants themselves after their receipt of share certificates from the Agent. Generally, the amount of such gain or loss is equal to the difference between the amount which participants receive for their shares or fractional shares and the tax basis thereof.

        In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, or in the case of domestic shareholders whose dividends are subject to the 31% backup withholding tax, the amount of tax to be withheld will be deducted from the cash distributable to the shareholders and the remaining amount of cash distributable to the shareholders will be applied to the purchase of shares of Company common stock. In the case of those foreign shareholders whose sale proceeds are subject to withholding, or in the case of domestic



   shareholders whose sale proceeds are subject to the 31% backup withholding tax, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

        The foregoing description of the federal income tax consequences of participation in the Plan is included only for the information of participants in the Plan and does not purport to be a complete description of all the relevant federal tax provisions or of all the federal tax consequences as they may apply to any participant's individual situation.
   It is based upon currently existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. Neither the Company nor its counsel have hereby undertaken to advise any shareholder in his or her individual capacity. Participants are urged to consult their own tax advisors as to the specific tax consequences of participation in the Plan, including the applicable federal, state, local and foreign tax consequences to them from their participation.

                                 USE OF PROCEEDS

        The proceeds from the issuance and sale of shares of common stock sold pursuant to the Plan will be used for general corporate purposes. These purposes include the continuing requirements for equity capital of both CNG and TEN. The Company cannot estimate with certainty either the number of shares which will be sold pursuant to the Plan or the prices at which such shares will be sold.

                                    DIVIDENDS

        Except for certain restrictions relating to CNG's two classes of preferred stock as to which dividends must be paid prior to the payment of common stock dividends and certain other restrictions under CNG's open-end indenture, there are no other restrictions on the Company's present or future ability to pay such dividends. The Company expects that quarterly dividends will continue to be paid in the future, dependent upon, among other things, the future earnings and financial requirements of CNG and TEN and their subsidiaries.

        Quarterly dividends are also paid by CNG on its two classes of preferred stock. These dividends are also eligible for reinvestment in common stock pursuant to the Plan.

                                     VOTING

        The Agent will vote all full shares that it holds on behalf of each participant in accordance with the proxy returned to the Company by such participant. If a participant does not return a proxy to the Company, the Agent will not vote the shares in such participant's account unless otherwise required by law or judicial or administrative order.

                                    LIABILITY

        Neither the Company, CNG or the Agent shall be liable under the Plan or with respect to services rendered to shareholders for any act done in good faith or for any good faith omission to act, including without limitation



   any claims of liability (1) arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, (2) with respect to the prices at which shares are purchased for the participant's account and the time such purchases are made, (3) with respect to the times at which purchases or sales are made, and (4) with respect to fluctuations in the market value of Plan shares in a participant's account.

                                  LEGAL OPINION

        Legal matters in connection with the securities offered hereby will be passed upon by Messrs. Murtha, Cullina, Richter and Pinney, counsel for the Company.

                                     EXPERTS

        The consolidated financial statements and related supporting schedules in the Annual Report on Form 10-K of Connecticut Natural Gas Corporation for the fiscal year ended September 30, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said Firm as experts in accounting and auditing in giving said reports.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        The Connecticut Business Corporation Act and certain provisions of the Company's By-Laws provide for the indemnification of the Company's directors, officers, employees and agents in a variety of circumstances, which may include liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company has purchased liability insurance, as permitted by Connecticut law, on behalf of its directors, officers, employees or agents, which also may cover liabilities arising under the Securities Act.

        Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


   IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses of the offering, all of which shall be paid by the Company, are as follows:

        Registration Fee . . . . . . . . . . . . . . . . . . . . . .  $ 3,400*
        Listing Application Fee  . . . . . . . . . . . . . . . . . .    1,500*
        Transfer Agent and Registrar Fees  . . . . . . . . . . . . . . 15,000*
        Printing . . . . . . . . . . . . . . . . . . . . . . . . . . . 25,000*
        Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . 10,000*
        Accounting Fees  . . . . . . . . . . . . . . . . . . . . . .    2,000*
        Blue Sky Qualification Fees and Expenses . . . . . . . . . .    3,000*
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .    2,000*
                                                                      --------



        Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $61,900
                                                                      =======


   *  Previously Paid

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) Indemnification. In the absence of limiting provisions in its certificate of incorporation, a Connecticut corporation which was incorporated prior to January 1, 1997, is required generally to indemnify a director, officer, employee or agent made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because of his position with or actions on behalf of the corporation, against any liability, including reasonable expenses, incurred in the proceeding, if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. (Indemnification generally is not permitted where a director, officer, employee or agent is adjudged liable to the corporation in a proceeding by or in the name of the corporation or in a proceeding charging improper personal benefit to the director, officer, employee or agent.) The Company's Amended and Restated Certificate of Incorporation contains no limiting provisions with respect to indemnification of directors, officers, employees or agents and, therefore, the mandatory indemnification provisions summarized above will be applicable to the Company.

        Article II of the By-laws of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the fullest extent permitted by law and the Company's Certificate of Incorporation, and that the Company shall advance the payment of legal expenses in the defense of a claim for which indemnification may be



   available to the fullest extent permitted by law and the Company's Certificate of Incorporation.

        (b) Insurance. The Company has in place directors' and officers' liability policies insuring the directors and officers of the Company against certain wrongful acts.

   ITEM 16.  EXHIBITS.

        The exhibits filed, or incorporated by reference, as part of this registration statement are as follows:

        Exhibit No.
         ----------
        99.1 -    Exhibit Index

        2.   -    The Agreement and Plan of Exchange, dated as of December 20,
                  1996, by and between CTG Resources, Inc. and Connecticut
                  Natural Gas Corporation (previously filed and hereby incorporated by reference to Exhibit A to the Prospectus/Proxy Statement comprising a part of the registrant's Registration Statement on Form S-4, as amended
                  (File No. 333-16297)).

        3.1  -    Form of Amended and Restated Certificate of Incorporation of
                  CTG (previously filed as Exhibit B to the Prospectus/Proxy
                  Statement constituting a part of Amendment No. 1 To Form S-4
                  Registration Statement of CTG [File No. 333-16297] and incorporated herein by this reference).

        3.2  -    Form of Bylaws of CTG Resources, Inc. (previously filed as
                  Exhibit 3.3 to the Registration Statement on Form S-4 of CTG
                  [File No. 333-16297] and incorporated herein by this reference).

        5    -    Opinion of Murtha, Cullina, Richter and Pinney.

        23.1 -    Consent of Arthur Andersen LLP.

        23.2 -    Consent of Murtha, Cullina, Richter and Pinney (included in
                  Exhibit 5).

        24   -    Power of Attorney.

   ITEM 17.  UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (A) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                  (B) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement
                       (or the most recent post-effective amendment thereof)



                       which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (C) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             Provided however, that understanding 1 (A) and 1 (B) above do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
        Section 15 (d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

             2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof

             5. To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.



                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this 1st day of April, 1997.

                                 CTG RESOURCES, INC.
                                   (Registrant)

                                 By: /s/ Victor H. Frauenhofer
                                     ------------------------------------
                                     Victor H. Frauenhofer
                                     Chairman and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                          Title                    Date

   /s/Victor H. Frauenhofer      Chairman, Chief Executive     April 1, 1997
   ------------------------      Officer (Principal Executive
      Victor H. Frauenhofer      Officer) and Director

   /s/James P. Bolduc            Executive Vice President and  April 1, 1997
   ------------------------      Chief Financial Officer
      James P. Bolduc            (Principal Financial Officer)

   /s/Andrew H. Johnson          Treasurer (Principal          April 1, 1997
   ------------------------      Accounting Officer)
      Andrew H. Johnson

   /s/Reginald L. Babcock        Vice President, General       April 1, 1997
   ------------------------      Counsel and Corporate
      Reginald L. Babcock*       Secretary

   *Attorney-in-Fact for:

       Name                           Title
       ----                            -----

   Bessye W. Bennett                  Director)
   James F. English, Jr.              Director)
   Herman J. Fonteyne                 Director)
   Beverly L. Hamilton                Director)   Constituting, together
   Harvey S. Levenson                 Director)   with Mr. Frauenhofer,
   Arthur C. Marquardt                Director)   the entire Board of
   Denis F. Mullane                   Director)   Directors of the
   Richard J. Shima                   Director)   Registrant.
   Laurence A. Tanner                 Director)
   Michael W. Tomasso                 Director)